EXHIBIT 99.1


                              SPORT SUPPLY GROUP


 FOR IMMEDIATE RELEASE                 FOR FURTHER INFORMATION:
 Thursday, November 20, 2003           At the Company:
                                              Terry Babilla, COO
                                              Bob Mitchell, CFO
                                              972-484-9484


                       Sport Supply Group Advances its
              Restructuring Strategies by Completing The Sale Of
              Athletic Training Equipment Company, Inc. ("ATEC")

 Dallas, Texas, November 20, 2003 - Sport Supply Group, Inc. (OTCBB: SSPY), a leading manufacturer and distributor of sporting goods and physical education products to the institutional market, today announced the sale of its wholly-owned subsidiary Athletic Training Equipment Company, Inc. ("ATEC") to AMER Sports Company, the sole stockholder of Wilson Sporting Goods, for a cash consideration of $10.5 Million.

 Geoffrey P. Jurick, SSG's CEO and President stated, "We recently implemented a comprehensive program to eliminate certain operations in order to reduce our debt and operating expenses while utilizing some of our net operating loss carryforwards in an effort to return SSG to profitability.

 One part of this program consisted of selling and/or closing certain of our unprofitable Team Dealer locations. A Team Dealer is a sporting goods store that sells its products primarily to teams in its local market. In October 2003, we sold substantially all of the assets (other than cash and accounts receivable) of our Team Dealer located in Little Rock, Arkansas. In October, we also discontinued operations at our Team Dealer located in Enid, Oklahoma. In November 2003, we sold substantially all the assets (other than cash and accounts receivable) of our Team Dealer located in Wichita, Kansas.

 As previously disclosed in our most recent Report on Form 10-Q, SSG amended its Loan Agreement on November 6, 2003. The terms of the amendment extended the maturity date to October 1, 2007, reduced SSG's borrowing costs and increased SSG's availability under the Loan Agreement. The revised terms in the amendment will provide SSG with additional flexibility and borrowing power.

 In order to strengthen our balance sheet, we decided to renegotiate our bank indebtedness through the sale of ATEC. Due to the fact that ATEC became consistently profitable after we acquired the operation out of bankruptcy in 1997, SSG was able to realize a significant gain on this transaction. As a result of this sale, SSG achieves substantial additional liquidity in line with its tax planning strategies as well as further reductions in overall borrowing costs. SSG will continue to market and sell ATEC branded pitching machines."

 Mr. Jurick concluded by stating "The elimination of unprofitable operations, combined with the renegotiation of our loan agreement and the sale of ATEC is expected to substantially improve SSG's liquidity and ability to achieve profitability in its core operations. I am truly pleased with the number of significant accomplishments our management team has completed during the last 2 months and expect further relentless efforts to return SSG to profitability."

 Sport Supply Group is a leading manufacturer and distributor of sporting goods equipment and physical education products to the institutional and youth sports market place. Athletes, coaches and instructors in schools, colleges, universities, governmental agencies, camps and youth organizations across the country use the Company's products.

 Emerson Radio Corp. (AMEX:MSN) owns approximately 53% of the Company's issued and outstanding capital stock.

 For   more   information   about   Sport   Supply   Group,   please    visit
 www.sportsupplygroup.com.
 ------------------------


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 This  news  release,  other  than  the  historical  information, consists of forward looking statements that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Reports on Form 10-K and Form 10-Q. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the 'safe harbor' provisions of the Private
 Securities   Litigation  Reform  Act  of  1995.   Actual  results  may  vary
 materially.
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